UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 28, 2005

SEMCO Energy, Inc.
(Exact name of registrant as specified in its charter)

Michigan	001-15565	38-2144267
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1411 Third Street, Suite A, Port Huron, Michigan	48060
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  810-987-2200

n/a
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01     Other Events.

On October 28, 2005, the Michigan Public Service Commission (the “MPSC”) approved a settlement under which the Company will increase its Gas Cost Recovery (“GCR”) factor, to $11.2684 per Mcf from $9.6165 per Mcf (the $7.9055 per Mcf base GCR rate adjusted for the quarterly contingency factor), effective for usage in the November 2005 billing month and through the end of the March 2006 billing month. The GCR factor is the rate mechanism by which the Company collects the costs of purchasing natural gas from customers whose rates are regulated by the MPSC. Based on current contracts in place and current natural gas prices, the Company’s under-recovered gas costs are estimated to be approximately $4 million at the end of March 2006. Typically, any under-recovered gas costs, including interest, are recovered in the next GCR year, which begins with the April 2006 billing month, and the Company will make a proposal in its next GCR plan (to be filed in December 2005) for a method to recover any such costs. This estimated under-recovery amount may increase or decrease depending on future natural gas price movements. The settlement provides that the Company may not seek further GCR factor increases for the remainder of this GCR year which ends in March 2006. The Company believes, however, that, if extraordinary circumstances arise, the MPSC would likely consider a request to increase the GCR factor, to reflect further substantial increases in the price of natural gas purchased for use by the Company’s MPSC jurisdictional customers.

The MPSC-approved settlement affects approximately 241,000 customers in the Company’s service territory regulated by the MPSC. This settlement has no effect on the gas cost recovery factor for the approximately 37,000 customers in the service territory regulated by the City Commission of Battle Creek, Michigan, that is revised monthly, to track and recover changes in the cost of natural gas purchased by the Company for use by Battle Creek area customers. On October 26, 2005, the MPSC approved another settlement under which the former customers of Peninsular Gas Company will pay an increased GCR factor ($12.09 per Mcf) beginning in the November 2005 billing month through the March 2006 billing month. The Company now serves these customers after having purchased the assets of Peninsular Gas Company in June 2005. This increase affects approximately 4,000 customers. A Gas Cost Adjustment factor established annually by the Regulatory Commission of Alaska (“RCA”) reflects the pricing mechanisms in certain long-term contracts approved by the RCA and recovers the cost of natural gas purchased by the Company under those contracts for use by Company’s approximately 120,000 customers in Alaska.

A copy of the MPSC-approved settlement is attached and made a part hereof as Exhibit 99.1.

The following is a “Safe-Harbor” statement under the Private Securities Litigation Reform Act of 1995. This filing contains forward-looking statements that involve risks and uncertainties. Statements that are not historic facts, including statements about the Company’s outlook, beliefs, plans, goals and expectations, are forward-looking statements. Factors that may impact forward-looking statements include, but are not limited to, the effects of weather, the economic climate, competition, commodity prices, changing conditions in the capital markets, regulatory approval processes, success in obtaining new business, success in defending claims against the Company, and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.

Item 9.01     Financial Statements and Exhibits.

Exhibits:

Exhibit 99.1     Second Settlement Agreement approved by the MPSC on October 28, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEMCO Energy, Inc. (Registrant)

Date: October 28, 2005	By:	/s/ Michael V. Palmeri

Michael V. Palmeri Senior Vice President, Treasurer and Chief Financial Officer

EXHIBIT INDEX
Form 8-K
October 28, 2005

Filed
Exhibit No.	Description	Herewith	By Reference

99.1	Second Settlement Agreement approved by the MPSC on October 28, 2005.	X